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                                                EXHIBIT 21.1





                              List of Subsidiaries


HomeSide Holdings, Inc.

         HomeSide Lending, Inc.

                  HomeSide Mortgage Securities, Inc.

                  SWD Properties, Inc.

                  Stockton Plaza, Inc.

                  Honolulu Mortgage Company, Inc.